Exhibit 99

NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS
OF M&T BANK CORPORATION

Important Notice Concerning Your Ability to Trade in M&T Bank Corporation Common Stock:

January 13, 2004

     The M&T Bank Corporation Retirement Savings Plan and Trust (the “RSP”) will be subject to a blackout period beginning on February 10, 2004, 4:00 p.m. Eastern Time, and ending during the week of March 14, 2004 (the “Blackout Period”) that will temporarily prevent participants in the RSP from engaging in transactions in M&T Bank Corporation common stock in their individual accounts. During the Blackout Period, participants in the RSP generally will be unable to direct or diversify investments in their individual accounts, obtain loans from the RSP or obtain a distribution from the RSP.

     The Blackout Period is necessary to complete the transition of the recordkeeping and administrative services to T. Rowe Price, who will become the new trustee and recordkeeper for the RSP beginning on March 1, 2004, to eliminate certain existing investment options and to add several new investment options, and to merge the Allfirst Financial Inc. Capital Accumulation Retirement Plan and Trust into the RSP.

     This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, each director and executive officer of M&T Bank Corporation is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of M&T Bank Corporation during the Blackout Period, if the director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer of M&T Bank Corporation. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any shares of M&T Bank Corporation common stock or exercise any stock options (cashless or otherwise) that you acquired in connection with your service or employment as a director or executive officer of M&T Bank Corporation, provided that acquisitions or dispositions pursuant to bona fide gifts are not prohibited.

     The foregoing prohibition is in addition to the restriction on trading activity under M&T Bank Corporation’s insider trading policy.

     You will receive notice if the Blackout Period changes for any reason. You should continue to direct questions about and requests for pre-clearance of your transactions in M&T Bank Corporation common stock to Brian R. Yoshida at (716) 842-5464. If you have any questions concerning the Blackout Period, you should contact Norbert H. Remus, One M&T Plaza, Buffalo, NY 14203, telephone number (716) 842-5002. During the week of March 14, 2004, you should contact T. Rowe Price at (800) 922-9945 to determine when the Blackout Period has ended.